Exhibit 10.2

SECOND AMENDMENT

TO

SHAREHOLDERS AGREEMENT

This SECOND AMENDMENT TO SHAREHOLDERS AGREEMENT (this “Amendment”), dated as of December 29, 2015 is entered into by and among (i) TTM Technologies, Inc., a Delaware corporation (the “Company”); (ii) Tang Hsiang Chien, an individual residing at Flat 6B, 20 Fa Po Street, Yau Yat Chuen, Kowloon, Hong Kong (“Mr. Tang”), (iii) Su Sih (BVI) Limited, a corporation organized under the laws of the British Virgin Islands (“SSL”) and now owned as to 83.4% by Mr. Tang and as to 16.6% indirectly by another member of Tang family, (iv) Tang Chung Yen, Tom, an individual residing at House 58, Sunderland, 1 Hereford Road, Kowloon Tong, Kowloon, Hong Kong, and the son of Mr. Tang (“Tom Tang”), and (v) Tang Ying Ming, Mai, an individual residing at Flat B, 6th Floor, 20 Fa Po Street, Yau Yat Chuen, Kowloon, Hong Kong, and the daughter of Mr. Tang (“Mai Tang” and, together with Tom Tang, the “Tang Siblings”).

RECITALS

A. The Company, Meadville Holdings Limited, an exempted company incorporated under the laws of the Cayman Islands with limited liability (“Seller Parent”), Mr. Tang, SSL and the Tang Siblings entered into that certain Shareholders Agreement dated as of April 9, 2010 as amended by a First Amendment dated as of September 14, 2012 (the “Original Agreement”). Seller Parent was dissolved in December 2010 and no longer exists as an entity. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Original Agreement.

B. The Company, SSL, Mr. Tang and the Tang Siblings have agreed that the constitution of the board of directors of the Asia Holdco and the Asia PCB Entities shall be changed such that the Company shall nominate the majority of the members of each of the Asia Holdco and the Asia PCB Entities.

C. The Company, SSL, Mr. Tang and the Tang Siblings have also agreed to amend the Maximum Unrestricted Voting Percentage defined in section 1.1 of the Original Agreement from 23% to 28%.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Amendment to the definition of “Maximum Unrestricted Voting Percentage” in Section 1.1 of the Original Agreement. The definition of “Maximum Unrestricted Voting Percentage” in Section 1.1 of the Original Agreement shall be deleted in its entirety and shall be replaced with the following new definition of “Maximum Unrestricted Voting Percentage”:

“ “Maximum Unrestricted Voting Percentage” means, on any date, with respect to the Principal Shareholders and their respective Affiliates, shares of Company Common Stock having 28% of the Total Voting Power, where such 28% is based on the percentage of total outstanding shares of Company Common Stock owned by the Principal Shareholders as of November 27, 2015, which is approximately 28%.”

2. Amendment to Sections 4.3 (a) - (f) of the Original Agreement. Sections 4.3 (a) - (f) of the Original Agreement shall be deleted in their entirety and shall be replaced with the following new Sections 4.3 (a) – (f):

“Section 4.3. Board Representation of Asian Holdco and Asian PCB Entities; Governance

(a) The parties hereby agree that during the Effective Period, a majority of the directors constituting the board of directors of Asian Holdco shall be nominees of the Nominating and Corporate Governance Committee (the “Nominating Committee”) of the Board in consultation with the Government Security Committee (the “GCS”) of the Board (collectively, “TTM Nominees”), and all of the other directors constituting such board shall be nominees of the Principal Shareholders (collectively, “Shareholder Nominees”, and individually, a “Shareholder Nominee”). In furtherance thereof, on the Closing Date, the parties hereto shall take all action necessary to (i) either increase the total number of directors constituting the board of directors of Asian Holdco or cause the removal or resignation of directors thereon so that upon such increase and such removals and resignations, as applicable, such board shall consist of a total of five directors, (ii) elect three TTM Nominees to serve as directors on such board and (iii) elect two Shareholder Nominees to serve as directors on such board. The Principal Shareholders shall have the right, upon written notice delivered to the Company, to request that any Shareholder Nominee be removed as a director of Asian Holdco. Upon the receipt of such notice, the Company shall cause such Shareholder Nominee to be removed as a director of the Asian Holdco.

(b) The parties hereby agree that during the Effective Period, at least a majority of the directors constituting the board of directors of each of the Asian PCB Entities shall be TTM Nominees and all of the other directors constituting each of such boards shall be Shareholder Nominees. In furtherance thereof, on the Closing Date, the parties hereto shall use commercially reasonable efforts to, to the extent permitted by Applicable Law and the organizational documents of the applicable Asian PCB Entity, (i) increase the total number of directors constituting the board of directors of the Asian PCB Entities or cause the removal or resignation of directors thereon and (ii) elect (or cause to be elected) the TTM Nominees to serve as directors on such boards, which nominees shall constitute at least a majority of the directors on such boards (each a “Asian PCB Nominee” and, collectively, the “Asian PCB Nominees”).

(c) During the Effective Period, upon the death, resignation, retirement or removal from office of any TTM Nominee or Asian PCB Nominee, the Nominating Committee in consultation with the GSC shall be entitled promptly to nominate a replacement TTM Nominee or Asian PCB Nominee, as applicable, who meets the qualifications of a director of Asian Holdco or the applicable Asian PCB Entity, and the parties shall to the fullest extent permitted by Applicable Law, take all action necessary to cause the election of such replacement TTM Nominee or Asian PCB Nominee as a director of Asian Holdco or the applicable Asian PCB Entity, to the extent permitted by and subject to the requirements under Applicable Law.

(d) From and after the Closing Date, upon the death, resignation, retirement or other removal of any Shareholder Nominee from the directorship of any Asian Holdco and Asian PCB Entities, the Principal Shareholder shall be entitled promptly to nominate a replacement Shareholder Nominee who meets the qualifications of a director of Asian Holdco or the applicable Asian PCB Entity (as the case may be), and the parties shall use their respective commercially reasonable efforts to elect or cause the election of such replacement Shareholder Nominee as a director of Asian Holdco or the applicable Asian PCB Entity (as the case may be), to the extent permitted by and subject to the requirements under Applicable Law.

(e) All Shareholder Nominees elected pursuant to this Section 4.3 shall execute and deliver, and a Principal Shareholder shall obtain from all such Shareholder Nominees, an irrevocable written resignation from the board of directors of Asian Holdco, as applicable, conditioned and effective immediately upon the Principal Shareholders and their respective Affiliates ceasing to Beneficially Own shares of Company Common Stock representing at least 9.9% of the Total Voting Power.

(f) From and after the Closing Date, if at any time the Principal Shareholders and their respective Affiliates do not Beneficially Own shares of Company Common Stock representing at least 9.9% of the Total Voting Power, and any Shareholder Nominee shall not have otherwise resigned in accordance with Section 4.3(e), then the Principal Shareholders shall use commercially reasonable efforts to cause all of such Shareholder Nominees to resign and vacate the board of each of Asian Holdco and the applicable Asian PCB Entities. In the event of a resignation of Shareholder Nominee pursuant to this Section 4.3(f), the resulting vacancies shall be filled by a director recommended by the Nominating Committee in consultation with the GSC.”

3. Effectiveness. This Amendment shall be effective only on the date first written above.

4. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be the same document.

5. No Other Amendments. Except as amended herein, all of the terms and conditions of the Original Agreement shall remain in full force and effect in accordance with their terms.

6. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the state of Delaware, without regard to its choice of law principles.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

TTM TECHNOLOGIES, INC.:

By:	/s/ Thomas T. Edman
Name:	Thomas T. Edman
Title:	Chief Executive Officer and President

SU SIH (BVI) LIMITED:

By:	/s/ Tang Ying Ming, Mai
Name:	Tang Ying Ming, Mai
Title:	Director

TANG HSIANG CHIEN:

/s/ Tang Hsiang Chien
Tang Hsiang Chien, individually

TANG CHUNG YEN, TOM:

/s/ Tang Chung Yen, Tom
Tang Chung Yen, Tom, individually

TANG YING MING, MAI:

/s/ Tang Ying Ming, Mai
Tang Ying Ming, Mai, individually

[Signature Page to Second Amendment to Shareholders Agreement]

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